Exhibit 10(i)



           FIRST AMENDED AND RESTATED AGREEMENT TO DEVELOP NATURAL GAS
                TREATMENT PROJECTS USING MEHRA GAS TREATING UNITS



     This FIRST AMENDED AND RESTATED AGREEMENT TO DEVELOP NATURAL GAS TREATMENT PROJECTS USING MEHRA GAS TREATING UNITS ("Agreement") effective this 1st day of January, 2004 is between ADVANCED EXTRACTION TECHNOLOGIES, INC., ("AET"), a corporation organized under the laws of the State of Texas and having a usual place of business at Two Northpoint Drive, Suite 820, Houston, Texas 77060, and GATEWAY PROCESSING COMPANY ("Gateway"), a corporation organized under the laws of the State of Texas, and having a usual place of business at 500 Dallas Street, Suite 2615, Houston, Texas 77002. AET and Gateway are sometimes hereinafter individually referred to as a "party" and collectively referred to as "parties".

     This Agreement includes Annexes which are appended to this Agreement and which are incorporated by reference in this Agreement for all purposes. Terms defined in Article I shall have the same meaning throughout this Agreement including the Annexes. Defined terms may be used in the singular or in the plural.

     WHEREAS, the parties have previously entered into that Agreement to Develop Natural Gas Treatment Projects Using Mehra Gas Treating Units dated April 27, 1994, as amended on January 6, 1997, July 1, 1998 and October 1, 2000 ("Development Agreement"), and the parties desire to enter into this Agreement in order to incorporate the amendments, amend Paragraphs 2.3 and 4.3, delete Paragraph 2.13, renumber Paragraph 2.14 to Paragraph 2.13 and amend Annex II, and to restate the Development Agreement in its entirety; and

     WHEREAS, AET has developed a proprietary gas treating unit (referred to herein as "Mehra Gas Treating Unit") using a proprietary process ("Mehra Processsm") for purifying natural gas and recovering valuable coproducts; and

     WHEREAS, AET owns "Patent Rights" and valuable "Know-How" concerning the design, construction and operation of Mehra Gas Treating Units; and

     WHEREAS, AET desires to license Mehra Gas Treating Units for treating natural gas to earn licensing fees and royalties; and

     WHEREAS, Gateway desires to design, construct, operate and otherwise commercialize Mehra Gas Treating Units either individually or jointly with others;

     NOW, THEREFORE, it is mutually agreed as follows:


                             ARTICLE 1: DEFINITIONS
As used in this Agreement:

1.1 "Affiliate" shall mean any Person (i) which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person or (ii) where such Person has substantially the

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     same executive officers as one or more other Persons. For the purposes of this definition, "control" shall mean ownership of 25% or more of the equity interest and/or voting power of the Person.

1.2 "Detailed Design" shall mean the process and instrumentation drawings, mechanical, electrical, civil, structural and equipment design specifications, and mechanical and process and instrumentation specification sheets and all other specifications that a construction contractor requires to build a Mehra Gas Treating Unit.

1.3 "Know-How" shall mean confidential information, data, and trade secrets represented to Gateway to be owned by AET concerning the design, construction, installation and operation of a Mehra Gas Treating Unit, generally discussed in Annex III.

1.4 "Maximum Rated Feed Capacity" shall mean the sustainable maximum feed rate for a Unit, measured in Standard Cubic Feet per day, which is established as part of the Performance Guarantees for the Unit pursuant to Article 4.

1.5 "Mehra Gas Treating Unit" or "Unit" shall mean a process unit which uses the Mehra Process technology generally discussed in Annex I to treat natural gas. Treating natural gas includes:

     i. Upgrading natural gas to marketable quality by rejecting nitrogen from natural gas; and

     ii. Recovering associated natural gas liquids or other hydrocarbon liquids from natural gas when present and, in Gateway's sole judgment, it is economical to do so; and

     iii. Recovering helium from natural gas when present and, in Gateway's sole judgment, it is economical to do so.

     A Mehra Gas Treating Unit includes three sections which are integrated and generally discussed in Annex I:

     i.   A Mehra Process Section; and

     ii. A Compression Section providing, where applicable, compression for feed gas to the Unit and/or compression for sales gas from the Unit; and

     iii. A Refrigeration Section including a propane refrigeration compressor.

     As an option, a Helium Recovery Section comprised of membrane and/or pressure swing adsorption systems may be added as a fourth section as generally discussed in Annex I.

1.6 "Mehra Process Section" shall mean a process train comprising an absorber-stripper tower, one or more flash drums in series, solvent pumps and heat exchangers. A Mehra Gas Treating Unit may contain two or more Mehra Process Sections operating in parallel.

1.7 "Natural Gas" or "Gas", whether capitalized or not, shall mean a naturally occurring mixture of hydrocarbon and non-hydrocarbon gases containing 3 mol% or more of nitrogen found in porous geologic formations beneath the earth's surface, often in association with petroleum. The principal desirable constituent is methane. As used herein, this term shall also include coalbed methane and landfill gases.

1.8 "Patent Rights" shall mean the rights to design, build, construct, operate, sell, assign, lease, rent, install, repair, maintain, revise, and revamp Units falling into or within the scope of any claim in the U.S. Patents


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     listed in Annex II and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes and other U.S. Patents related to the Mehra Process for Units owned or licensed directly or indirectly by or to AET or its Affiliates, including all improvements to the Mehra Process.

1.9 "Person" shall mean an individual, a corporation, voluntary association, joint stock company, business trust, partnership, proprietorship, or other legal entity (excluding any governmental body) however constituted.

1.10 "Process Design Basis Package" shall mean process basis specifications, information, data and instructions, including Know-How, deemed by AET to be necessary, sufficient and useful to ensure that the Mehra Gas Treating Unit process basis is properly employed in the process and instrumentation drawings and other parts of the Detailed Design of the Mehra Gas Treating Unit by the fabricator of the Unit. The scope of this information is specified in Annex IV.

1.11 "Proposal Activities" shall mean activities conducted between Gateway and third parties to develop business opportunities to treat natural gas using the Mehra Gas Treating Unit.

1.12 "Proposal Technical Support" shall mean the technical information, data, alternative comparison studies, answers to queries, participation in sales promotions and other support activities and functions relating to Mehra Gas Treating Units that AET may provide to Gateway to support Proposal Activities, including where the specialized knowledge of AET is required. Proposal Technical Support shall include preliminary planning engineering, flow plans, energy and material balance and product yields for alternative feed rates and compositions, evaluation of process alternatives and process optimization, major equipment specifications, and utility requirements done in sufficient detail so that Gateway and third parties can make preliminary estimates of investments and operating costs.

1.13 "Standard Cubic Foot" of gas is the amount of gas in a volume of one cubic foot at 760 mm Hg (seven hundred and sixty millimeters of mercury) absolute pressure at a temperature of 60 (sixty) degrees Fahrenheit.

1.14 "Start-up" shall mean the period of time after the Unit is mechanically complete in the field and natural gas flow to the Unit is initiated. Start-up shall be considered complete when the Mehra Gas Treating Unit operates for 200 (two hundred) continuous hours in steady state at design conditions with no more than 20 hours cumulative downtime during the 200-hour period.


                        ARTICLE 2: GRANTS AND CONDITIONS

2.1 AET hereby grants to Gateway, subject to terms, covenants, conditions and limitations set forth in this Agreement, the exclusive rights and licenses, including Know-How and Patent Rights, in the United States to design, construct, build, license, operate, sell, install, assign, lease, rent, repair, maintain, revise and revamp Mehra Gas Treating Units either individually or jointly with others including by sublicense and subcontract for individual Units ("Grant"). Furthermore, AET shall grant the rights and licenses set forth in this Agreement to any purchasing entity or assignee if such rights, licenses or grants are required to consummate the transaction or to operate or maintain the Unit.


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2.2  The Grant to Gateway shall apply to Mehra Gas Treating Units used in, or in anyway involved with, the production of natural gas. AET hereby agrees that it shall not design, construct, build, operate, install, lease, sell, rent or assign a Mehra Gas Treating Unit for treating natural gas in the United States nor grant a right or license for a Mehra Gas Treating Unit to any other party for treating natural gas in the United States for as long as Gateway's exclusive Grant is in force and effect.

2.3 If as of December 31, 2004 or as of any December 31st thereafter Gateway (including any sublicensee, subcontractor, purchasing entity or assignee of Gateway pursuant to Paragraph 2.1, and including any grantee or assignee of AET approved by Gateway) has not installed, sold or leased a Unit or Units, which have initiated Start-up, with a combined Maximum Rated Feed Capacity at least equal to the Target Capacity as defined below, then AET shall have the right to cause this Agreement to be modified as set forth herein by giving written notice to Gateway within sixty (60) days after the end of the calendar year for which the Target Capacity has not been met. If such written notice is given on a timely basis, then effective at the end of a thirty-day period following receipt of said notice by Gateway, the first sentence of Paragraph 2.1 of this Agreement will be modified by deleting the word "exclusive". The Target Capacity for December 31, 2004 is 20,000 Mcf per day. The Target Capacity will increase by 10,000 Mcf per day as of the end of each calendar year thereafter.

     The Maximum Rated Feed Capacity (15,300 Mcf per day) of the Unit installed at a facility near Madisonville, Texas pursuant to License Agreement to Practice Nitrogen Rejection Technology dated December 24, 2001 among AET, Gateway and Hanover Compression Limited Partnership ("Hanover") is to be included in the combined Maximum Rated Feed Capacity of Units as of December 31, 2004 and each December 31 thereafter in determining whether or not the Target Capacity has been achieved.

     Furthermore, if Hanover or a third party enters into a license agreement in 2004 for one or more additional Units at the facility near Madisonville, Texas and part or all of the license fees payable to AET pursuant to said license agreement are paid prior to December 31, 2004, then the Maximum Rated Feed Capacity of said Unit or Units shall be included in the combined Maximum Rated Feed Capacity of Units as of December 31, 2004 and each December 31 thereafter in determining whether or not the Target Capacity has been achieved, notwithstanding the fact that the Unit or Units do not initiate Start-up in 2004.

2.4 In the event a non-exclusive Grant is in effect pursuant to Paragraph 2.3, the fees to be paid and the timing of such payments by Gateway to AET and all other terms and conditions with respect to Mehra Gas Treating Units shall be no less favorable to Gateway than to any other grantee, licensee or user of the Patent Rights and Know-How.

2.5 As between AET and Gateway, Gateway is solely responsible for developing and negotiating agreements with third parties to treat natural gas employing the Mehra Gas Treating Units. During Proposal Activities, Gateway may request reasonable Proposal Technical Support from AET to facilitate negotiations between Gateway and the third party, such third parties including Gateway Affiliates. AET will provide reasonable Proposal Technical Support requested by Gateway in a timely manner. AET and Gateway shall agree on the scope of the Proposal Technical Support that AET will


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     provide, the fixed price that Gateway will pay AET for the Proposal
     Technical Support and the time when payment is to be made. It is also agreed that the fixed price for the Proposal Technical Support will reimburse AET for the incremental costs incurred for performing the work, including professional time and travel, and other direct expenses. AET assumes no responsibility or liability for Gateway's use or application of Proposal Technical Support Information.

2.6 When Gateway elects to construct a Mehra Gas Treating Unit, AET will provide Gateway with a certified Process Design Basis Package for the Unit under consideration within thirty (30) days after Gateway gives AET the information specified in Annex IV under the heading "Mehra Gas Treating Unit Duty Specifications". Gateway will pay AET $45,000.00 (Forty-Five Thousand Dollars) for the Process Design Basis Package for the first Mehra Gas Treating Unit it constructs and $30,000.00 (Thirty Thousand Dollars) for the Process Design Basis Package for each subsequent Mehra Gas Treating Unit it constructs. Fifty percent of the applicable payment will be made when the Process Design Basis Package is initiated for a Unit and the remaining fifty percent of the payment will be paid upon completion of the Process Design Basis Package.

     It is not contemplated that AET will perform functions of an engineering and construction contractor or take on any responsibility for directing the work of the engineering and construction contractor that Gateway selects to design and build a Mehra Gas Treating Unit. It is contemplated that the certified "Process Design Basis Package" shall be adequate and complete to permit a qualified engineering and construction contractor to develop the process and instrument drawings (P&ID), mechanical flow diagrams, and do the detailed engineering and construction of the Mehra Gas Treating Unit.

     The engineering and construction contractor selected by Gateway will prepare in consultation with AET the P&ID's, which are typically the first step in the detailed engineering of a process plant. Gateway and AET shall use their reasonable efforts to have the certified Process Design Basis Package incorporated in the P&ID's. For a new Mehra Gas Treating Unit which is a close derivative of a previous Mehra Gas Treating Unit, the Process Design Basis Package for the new Unit that AET prepares may be transferred in the form of revisions and modifications to a set of P&ID's for an existing Unit. AET shall use P&ID's and the other portions of the Detailed Design produced by the engineering and construction contractor solely for those purposes.

     Notwithstanding the requirements in Paragraphs 2.5 and 2.6 of this Article 2, AET will provide Proposal Technical Support and the Process Design Basis Package to Gateway for two Mehra Gas Treating Units selected by Gateway at no initial charge to Gateway; provided, however, that if either of said Units is constructed, Gateway will pay AET the respective Proposal Technical Support and Process Design Basis Package fees for that Unit at Start-up of the Unit. Gateway will advise AET prior to commencement of the Proposal Technical Support for a Unit whether or not the Proposal Technical Support and the Process Design Basis Package for that Unit will be subject to this provision.

2.7 AET agrees to provide reasonable technical assistance, consultation, and oversight to Gateway and/or to Gateway's engineering and construction contractor for the sole purpose of properly incorporating the Process Design Basis Package into the Detailed Design of the Mehra Gas Treating


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     Unit. AET will not charge Gateway for this technical assistance; however,
     Gateway will reimburse AET the cost of reasonable travel and living expenses when the work is done away from AET's office.

2.8 During the preparation of the Detailed Design of the Mehra Gas Treating Unit, AET will timely review the Detailed Design specifications as they are released by the engineering and construction contractor retained by Gateway and promptly point out to Gateway in writing all material deviations from proper implementation of the Process Design Basis Package in the Detailed Design; and Gateway will advise the contractor to bring the Detailed Design into conformance with the certified Process Design Basis Package.

     It is contemplated that the Mehra Process Sections will be standardized as much as possible for all applications. However, the performance of the Mehra Process Sections will vary with feed composition and conditions and product specifications. It is also contemplated that the compression and refrigeration sections will be designed and built by equipment vendors to duty specifications provided by AET as part of the certified Process Design Basis Package.

2.9 Before Gateway approves the final Detailed Design specifications of a Mehra Gas Treating Unit for construction, AET shall state in writing that the certified Process Design Basis Package has been properly incorporated into the Detailed Design for the Unit.

2.10 AET must preapprove any contractor or consultant retained by Gateway to work with AET's technical information. AET will not unreasonably withhold approval.

2.11 AET, at Gateway's request, will provide one employee skilled in the Mehra Process technology at the plant site during the installation and Start-up period for consultation up to a maximum of sixty (60) days at no charge to Gateway, except Gateway will pay the cost of reasonable travel and living expenses for AET's employee.

2.12 If it is mutually agreed by AET and Gateway that a consultant who is not an employee of AET is required to perform any of the services of AET required or permitted under this Agreement, the cost for the consultant shall be paid by AET, except that the cost of reasonable transportation and living expenses of the consultant shall be paid by Gateway.

2.13 While an exclusive Grant is in existence pursuant to this Agreement, Gateway agrees that if nitrogen must be removed from natural gas in the United States to make the natural gas marketable Gateway will have an ownership interest only in a Mehra Gas Treating Unit for said purpose.


                           ARTICLE 3: CONFIDENTIALITY

3.1 Gateway agrees to receive and maintain the Know-How, and all documentation of it in secret and confidence. This means Gateway will take reasonable care to ensure that the Know-How is (i) not made available to individuals other than those required to implement this Agreement, and (ii) the Know-How will not be used for purposes other than those contemplated in this Agreement. However, Gateway will have no such obligations with respect to Know-How and documentation which:

     (a) was known to Gateway at the time of disclosure as evidenced by records which were then in the possession of Gateway and its employees; or


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     (b)  is or has become publicly available through no fault of Gateway; or

     (c) is subsequently disclosed to Gateway, its employees, or other duly assigned representatives, by a party not under a secrecy obligation to AET.

3.2 Gateway agrees that information relating to the Mehra Gas Treating Unit technology provided by AET will be disclosed or made available only to those representatives of Gateway and its consultants and contractors who agree to receive the information under conditions set forth above and who may require such information to assist Gateway to prepare venture proposals and to design, build, construct, license, operate, install, sell, assign, lease, rent, repair, maintain, revise and revamp Mehra Gas Treating Units and to perform all other functions permitted under this Agreement.

3.3 AET agrees to receive and maintain all written information received from Gateway and its consultants and contractors concerning the Mehra Gas Treating Unit in secret and confidence. This means AET will take reasonable care to ensure that such written information is (i) not made available to individuals other than those required to implement this Agreement, and (ii) will not be used for purposes other than those contemplated in this Agreement. However, AET will have no such obligations with respect to such written information which:

     (a) was known to AET at the time of disclosure as evidenced by records which were then in the possession of AET and its employees; or

     (b)  is or has become publicly available through no fault of AET; or

     (c) is subsequently disclosed to AET, its employees, or other duly designated representatives, by a party not under a secrecy obligation to Gateway.

     AET agrees that information relating to such written information provided by Gateway, its consultants and contractors will be disclosed or made available only to those representatives of AET who agree to receive the information under the conditions set forth above and who may require such information to assist AET to prepare venture proposals for Gateway and to design, build, license, construct, operate, install, repair, maintain, revise and revamp Mehra Gas Treating Units for Gateway and to perform all other functions permitted under this Agreement.

3.4 Gateway agrees to use the Know-How only to develop business ventures using Mehra technology to design, construct, build, operate, install, sell, assign, lease, license, rent, maintain, repair, revise, and revamp Mehra Gas Treating Units, and to otherwise implement the purposes contemplated in this Agreement.

3.5 Obligations of confidentiality and secrecy under this Article 3 shall terminate fifteen (15) years after this Agreement terminates.


                        ARTICLE 4: PERFORMANCE GUARANTEES

4.1 AET warrants each Mehra Gas Treating Unit will start-up and meet the performance parameters specified for each Unit in the certified Process Design Basis Package for the Unit ("Performance Guarantees"), subject to the following conditions:

     (a) AET has certified that the Detailed Design is in conformance with the certified Process Design Basis Package;

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     (b)  The Mehra Gas Treating Unit meets generally accepted standards, codes and practices for design and construction of process plants in the locale where the Unit is installed in the U.S.; and

     (c) The inlet natural gas composition and inlet conditions are those specified in the certified Process Design Basis Package for the Unit.

4.2 AET makes no warranty, express or implied, for the Mehra Gas Treating Unit with respect to its mechanical, civil and electrical design, its materials of construction (other than as may be specified in the certified Process Design Basis Package), purchased materials and equipment, its construction, its compliance with OSHA, SARA, materials handling, and other State or Federal safety and operating regulations and standards, its compliance with environmental pollution control regulations (except that if subparagraph
     4.1 (a), (b) and (c) are met, the projected effluents of the Unit will meet such regulations if properly stored and vented), and its operability and mechanical maintainability. AET accepts no responsibility or duty to participate, and will not participate in the operation, management and control of the Mehra Gas Treating Unit. AET accepts no liability to Gateway or to indemnify Gateway for claims by third parties whom AET may interact with in the course of the construction, operation and maintenance of the Mehra Gas Treating Unit (unless the claim arises as a result of a direct intervention or instruction by AET carried out in the operation of the
     Unit), implementing its safety procedures, in compliance with OSHA and other State and Federal safety and operating regulations and standards, and State or Federal pollution control regulations for safety, environmental pollution controls of the Unit and equipment.

4.3 Within thirty days after the Start-up is complete and the Unit's operating conditions are at a steady state and free of mechanical and equipment problems which would interfere with obtaining reliable process operating data, at a time mutually agreed to by Gateway and AET, Gateway shall conduct a Performance Guarantee test to obtain the performance parameters ("Performance Guarantee parameters") set out in the certified Process Design Basis Package using the feed natural gas specified in the final certified Process Design Basis Package. AET shall provide an observer present at the plant site during the Performance Guarantee tests at no charge to Gateway, except the cost of reasonable transportation and living expenses which shall be paid by Gateway.

     Accepted statistical methods will be used to determine if the Performance Guarantee parameters are achieved based on data during a period of reasonably lined out steady state continuous operation lasting at least 48 hours.

     If the Mehra Gas Treating Unit cannot meet one or more Performance Guarantee parameters, data will be obtained which, in the aggregate, establish the actual performance for those parameters at best attainable operation, and the procedures of Paragraphs 4.4 and 4.5 shall be followed.

4.4 If, at the time of Performance Guarantee testing, the inlet natural gas composition and/or feed rate is materially different from the conditions assumed in the certified Process Design Basis Package, then AET in consultation with Gateway will recompute Performance Guarantees using the materially different conditions experienced and the computation methods used to compute the original Performance Guarantees specified in the


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     certified Process Design Basis Package, and these recomputed values will replace the values specified in the certified Process Design Basis Package for the Unit.

4.5 If one or more Performance Guarantee parameters is not statistically attained for the Unit and the deviation is due in whole or in part to a deficiency in the certified Process Design Basis Package and not a deficiency in mechanical design, equipment performance or operation, then AET shall have the opportunity to propose reasonable modifications to operating procedures and/or process design which can be implemented at reasonable costs and reasonable time to bring the deficient performance parameter up to guaranteed level. The cost and interest thereon of these modifications will be deducted from the fees to be paid by Gateway to AET under this Agreement and such deductions shall be credited as fees paid to AET. If reasonable modifications to cure Performance Guarantee parameter deficiencies are not practical or feasible and the Unit will operate permanently at below Performance Guarantee parameters, then Gateway shall inform AET of the lost profits and interest thereon ("Lost Profits") Gateway or its sublicense will incur which shall be equal to the reduction in lease or purchase payments and raised operating costs charged to Gateway or its sublicense that are realized for the Unit, and such Lost Profits will be deducted from the fees to be paid by Gateway to AET under this Agreement.


                                 ARTICLE 5: FEES

5.1 In consideration of the rights granted by AET to Gateway in this Agreement, upon completion of the Performance Guarantee test (for each Unit), and subject to all deductions and offsets by Gateway, including all set out in this Agreement for all Units, including costs incurred for changes made to a Unit as a result of changes made to the certified Process Design Basis Package, all of which shall be considered fees paid under this Agreement, Gateway shall pay AET the following fees for each Unit:

     (a) For the Patent Rights a rate of two cents ($.02) per thousand (1,000) Standard Cubic Feet fed to the Mehra Gas Treating Unit for so long as there is at least one unexpired, extant U.S. Patent believed valid and owned by AET which has at least one claim reading on the Mehra Gas Treating Unit. The payments are due monthly for each calendar month on the last day of the subsequent calendar month. For calendar months beginning after the 90th day after Start-up is completed in which the natural gas fed to any Mehra Process section is greater than zero but less than 30,000 (thirty thousand) Standard Cubic Feet per calendar month, the monthly payment shall be computed as if the natural gas fed to that Mehra Process section in that calendar month were 30,000 (thirty thousand) Standard Cubic Feet of natural gas.

     (b) For Know-How a rate of three ($.03) per thousand (1,000) Standard Cubic Feet of natural gas fed to Mehra Gas Treating Units for as long as the Unit operates. The payments are due monthly for each calendar month on the last day of the subsequent calendar month. For calendar months beginning after the 90th day after Start-up is completed in which the natural gas fed to any Mehra Process section is greater than zero but less than 30,000 (thirty thousand) Standard Cubic Feet per calendar month, the monthly payment shall be computed as if the natural gas fed to that Mehra Process section in that calendar month were 30,000 (thirty thousand) Standard Cubic Feet of natural gas.


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     (c)  For Grade A Helium (99.995 mol% purity or higher) recovered and sold from Mehra Gas Treating Units, for Patent Rights and Know-How, a monthly payment of $1.00 (One Dollar) per thousand Standard Cubic Feet of Grade A Helium recovered and sold for so long as there is at least one unexpired, extant U.S. Patent believed valid and owned by AET which has at least one claim reading on the Mehra Gas Treating Unit. For non-Grade A Helium recovered and sold from the Mehra Gas Treating Units, the payment will be $0.50 (Fifty Cents) per thousand Standard Cubic Feet of non-Grade A Helium recovered and sold. The payments are due monthly for each calendar month on the last day of the subsequent calendar month.

     (d) The payments Gateway makes to AET for Proposal Technical Support and the Process Design Basis Package for a Mehra Gas Treating Unit under Paragraphs 2.5 and 2.6 and all other deductions and offsets set out in this Agreement for all Units shall be offset against the monthly payments due under Paragraph 5.1.

     (e) The fees specified in Paragraphs 5.1 (a), 5.1 (b) and 5.1 (c) shall prevail for Mehra Gas Treating Units for which AET provides the Process Design Basis Package in calendar years 1997 and 1998. For Mehra Gas Treating Units for which AET provides the Process Design Basis Package in calendar year 1999 and each calendar year thereafter, the fees in Section 5.1 (a), 5.1 (b) and 5.1 (c) will be adjusted by multiplying these base fees by a fraction of indices published by the
          U. S. Department of Commerce ("Producer Price Index"), the numerator of which is the Producer Price Index for the second previous year and the denominator of which is the Producer Price Index for calendar year 1996. For example, the fees for a Unit for which the Process Design Basis Package is provided in year 2000 will be determined by using as a numerator the Producer Price Index for year 1998. The Producer Price Index is before seasonal adjustment and the final Producer Price Index for the month of December will be used as the index for a calendar year.


                      ARTICLE 6: PATENT RIGHTS AND KNOW-HOW

6.1 AET will maintain and pay maintenance fees for the U.S. Patents listed in Annex II. All of the U.S. Patents are currently extant.

6.2 AET represents and warrants that it is the owner of the Patent Rights and Know-How, including as incorporated in the Mehra Gas Treating Units, and does not require rights from the U.S. patents or know-how of any other Person that are not obtainable through the purchase of equipment or services for use with the Unit. AET knows of no Person presently infringing any of the Patent Rights or who has misappropriated any Know-How, nor does AET have any reason or notice that the Mehra Process misappropriates the know-how or infringes extant patent(s) of any other Person. AET knows of no reason why any of the Patent Rights are invalid or any of the Know-How would belong to another Person or any of the Know-How is not confidential. AET is not aware of anything or action which precludes it from entering into this Agreement. If another party asserts that its patent rights have been infringed or trade secrets misappropriated by the design, construction or operation of a Mehra Gas Treating Unit and the third party obtains an injunction from a court of competent jurisdiction ordering the Unit to cease operation in its current form, then all payments due AET from Gateway are suspended during the term of the injunction. AET also hereby agrees to indemnify and hold Gateway harmless from any money damages or awards finally assessed by a court of competent jurisdiction, for patent rights infringed or trade secrets misappropriated by the Mehra Gas Treating Units, subject to the following provisions:

     (a) Gateway must promptly notify AET in writing of any notice Gateway receives claiming or asserting that a Mehra Gas Treating Unit infringes a patent or misappropriates a trade secret, and lend all reasonable assistance, at AET's expense, in the defense or settlement of such suit.

     (b) If modifications to a Mehra Gas Treating Unit are required to avoid infringement or use of misappropriated technology, AET shall use its best efforts to determine such modifications and propose them to Gateway, and if such modifications are approved by AET and Gateway, then AET will pay for half the modifications and Gateway will pay for half the modifications. Gateway will be entitled to recover any payments it makes from future payments due AET under this Agreement.

6.3 AET shall bear the expense and shall have sole and complete control of the defense and settlement of all aspects of any suit with respect to which AET may have an obligation to indemnify Gateway under Paragraph 6.2. Gateway may, if it desires, employ counsel of its own choice and at its own expense, to monitor the progress of such suit with complete cooperation from AET's counsel and, if Gateway desires, to assist (in a manner not inconsistent with the direction of AET's counsel, which shall be lead counsel) in the defense, but shall not have the power or authority, express or implied, to settle, adjust or compromise any aspect of the suit in such a fashion as to impose any obligation upon AET for indemnification or otherwise.

6.4 If Gateway shall have given AET notice, as provided in Paragraph 6.2, of a claim by a third party which would be subject to indemnification under Paragraph 6.2, Gateway shall, at AET's written request detailing the required remedy or mitigation in the operation of the Unit without structural modification and which is safe, modify its practices in such a manner as in AET's judgment, as set out in the written request may avoid or materially limit the claim for infringement or misappropriation. If Gateway is required to shut down the Unit to comply with this provision or a judgment rendered by a court because the Unit infringes the patent rights of a third party or misappropriates technology of a third party, then at Gateway's request AET will purchase the Unit from Gateway for the cost of the Unit excluding its installation expense. If such modifications under Paragraph 6.2 (b) or 6.4 increase the expense or lower the output of Gateway's operations, Gateway may offset the value of Lost Profits to Gateway from fees payable to AET. If Gateway shall fail to reasonably comply with AET's said written request, AET shall thereupon be discharged from any further obligations or liabilities to Gateway accruing thereafter under Paragraph 6.2.


                       ARTICLE 7: IMPROVEMENTS AND ACCESS

7.1 AET will timely inform Gateway in writing of modifications to Mehra Gas Treating Units which, in the judgment of AET, can significantly improve performance of Mehra Gas Treating Units ("Improvements") and the Grant shall thereafter include all such Improvements therein.

7.2 Improvements to Mehra Gas Treating Units developed by Gateway during the term of this Agreement shall be the property of AET. Improvements shall include inventions which are statutory subject matter that can be patented under U.S. patent laws, 35 U.S.C., and also knowledge that can be classified as trade secrets. AET has the primary responsibility and will bear the cost for identifying, assimilating, transferring, patenting and protecting the Improvements. AET will notify Gateway of those Improvements to Mehra Gas Treating Units and file the patent applications. Gateway will cooperate with AET in this endeavor. From time to time, but not more often than six (6) month intervals, Gateway shall allow AET reasonable access to Gateway's operating Mehra Gas Treating Units, at times to be mutually agreed upon, during which AET may observe operation of the Units. AET may require Gateway to perform reasonable plant tests, and record operating data, but without interfering with or upsetting operation of the Mehra Gas Treating Unit. Gateway will contract with its employees to assign patentable improvement inventions to the Mehra Process technology to AET and use reasonable efforts to cause such inventors to assign such patents to AET. The cost of patenting Improvement inventions, including reasonable reimbursement for the value of the time Gateway's employees expend on preparing patents, will be borne by AET.

7.3 From time to time, at times to be mutually agreed upon, Gateway shall allow AET, accompanied by representatives of prospective licensees of Mehra Process technology, access to Gateway's Mehra Gas Treating Units, so that AET can show the Unit to prospective licensees to promote licensing of Mehra Process technology. These visits shall not interfere with operation of the Mehra Gas Treating Units.


                             ARTICLE 8: TERMINATION

8.1 AET may terminate this Agreement thirty (30) days after the effective date of a written notice to Gateway in the event Gateway:

     (a) fails to make, within the thirty (30) day period set by the notice, any payment which is due and payable pursuant to this Agreement and has been in arrears for more than one (1) month; or

     (b) commits a material breach of Article 3: Confidentiality of this Agreement which is not cured (if capable of being cured) within the thirty (30) day period set by the notice; or

     (c) becomes insolvent or a petition in bankruptcy is filed against Gateway and is consented to, acquiesced in, or remains undismissed for ninety
          (90) days; or makes a general assignment for the benefit of creditors, or a receiver is appointed for Gateway, and Gateway does not return to solvency before the expiration of said thirty day period set by the notice;

     provided that if there is a dispute of such arrears or breach, termination shall not be effective until a determination of such arrears or breach has been made in accordance with Paragraph 9.8 and Gateway is given thirty (30) days thereafter to cure such arrears or breach.

8.2 Gateway may terminate this Agreement at any time following thirty (30) days written notice to AET.

8.3 Upon termination of this Agreement, and except as otherwise expressly provided herein, AET will be under no obligation to provide new Grants to Gateway under the terms of this Agreement. However, in the event of termination, Gateway has the right to continue design and construction of all Units that have been started, and to continue negotiations and consummate ventures with third parties which were in progress prior to the serving of termination notice and the Grants for all such Units that result from such activities shall be made and continue. Within sixty (60) days after the effective date of termination, Gateway will provide AET with a list of all such ventures to be covered by the Grant.

8.4 Termination of this Agreement shall not affect Gateway's right to continue the operation of all Units that have been built and its obligations to pay the fees set forth in Article 5, or the Confidentiality obligations set forth in Article 3, or the Performance Guarantees of Article 4 or the Patent Rights and Know-How indemnities and protection of Article 6, or for purposes of Paragraph 8.3, the Proposal Technical Support and the certified Process Design Basis Package and the Detailed Design, installation and start-up support of Article 2, and all sublicenses granted by Gateway to third parties as of the date of termination and all sublicenses granted pursuant to Paragraph 8.3.

8.5 Waiver by either party of a single default or breach or of a succession of defaults or breaches shall not deprive such party of any right to terminate this Agreement pursuant to the terms hereof upon the occasion of any subsequent default or breach.


                          ARTICLE 9: GENERAL PROVISIONS

9.1 This Agreement contains all the understandings and representations between the parties relating to this Agreement. This Agreement supersedes any Agreements previously entered into between the parties. Neither party is relying on representations or oral understandings previously entered into between them. This Agreement may be amended only by a written supplement duly executed on behalf of the respective parties.

9.2 Notices shall be in writing and sent by registered mail return receipt requested to the last known address of the receiving party. The date the notice is received is the effective date of the notice.

9.3 This Agreement shall be interpreted in accordance with the laws of the State of Texas.

9.4 This Agreement may be assigned by Gateway to any one or more of its subsidiaries or Affiliates or to the successor and assigns of substantially its entire business or assets. AET may assign its rights under this Agreement to one of its subsidiaries or the successors and assigns of substantially the entire business or assets of AET. All assignments are subject to the terms, covenants, conditions, and limitations set forth in this Agreement. Neither party may make any other assignment of its rights under this Agreement without prior written consent of the other party.

9.5 Except as otherwise provided in this Agreement, AET shall not be liable to Gateway in any dispute or litigation for incidental, consequential, indirect or special damages, including lost business profits and capital investments even if the damages were foreseeable and/or Gateway gave AET notice that such damages might be incurred.

9.6 If any part of this Agreement is adjudicated to be void, invalid or unenforceable, the validity of the remainder of the provisions of the Agreement shall not be affected.

9.7 Any delays in or failure by either party in performance of any obligations hereunder shall be excused if and to the extent the cause of the deviation was beyond such party's reasonable control, including, but not limited to, such occurrences as acts of God, strikes and other labor disturbances, war, and other causes which cannot be reasonably controlled by the party which failed to perform. The obligation to pay money in a timely manner is absolute and shall not be subject to this Force Majeure provision.

9.8 The parties agree to initially attempt to resolve any dispute or controversy arising out of this Agreement through non-binding mediation in Houston, Texas by a mediator chosen by the parties. The cost of such mediation shall be borne equally by each party. Upon the earlier of (i) the mediation failing to resolve the dispute or controversy to the satisfaction of both parties within fourteen (14) days from its commencement or (ii) twenty-eight (28) days from written notice by either party that a dispute exists between the parties, even if no mediation has occurred, such dispute or controversy shall be arbitrated in Houston, Texas under the Commercial Arbitration Rules of the American Arbitration Association. Any resulting award shall be final, binding and nonappealable. Judgment may be entered thereon in any Civil District Court in Harris County, Texas or any other court of competent jurisdiction to enforce it. The cost of arbitration shall be borne as awarded by the arbitrator.


                      ARTICLE 10: AET PROJECT PARTICIPATION

10.1 If Gateway participates in one or more Plant Projects, as said term is defined in Paragraph 10.2, in the United States, then AET shall have the option to participate in each such Plant Project. AET may elect to have an ownership interest in the Plant Project between a minimum of 10% and a maximum of 25% if Gateway initially owns 100% of the ownership interest in the Plant Project, or a proportionately reduced minimum and maximum range of ownership interest in such Plant Project if Gateway initially owns less than 100% of such ownership interest. For example, if Gateway has an initial 60% ownership interest in a Plant Project, then AET may elect to take a minimum of 6% up to a maximum of 15% ownership interest in the Plant Project.

10.2 The term Plant Project for the purpose of this Article 10 means the construction, installation and operation of a Mehra Gas Treating Unit.

10.3 If Gateway proposes to participate in a Plant Project, Gateway will provide AET with an Authority for Expenditure ("AFE") setting forth the estimated capital costs for the Plant Project and a financial pro-forma of the proposed Plant Project. AET will have thirty (30) days from the receipt of such information to return the executed AFE to Gateway indicating its election to participate in such Plant Project and the extent of its ownership percentage consistent with Paragraph 10.1. Failure of AET to return the executed AFE to Gateway in a timely manner will be deemed an election by AET not to participate in the Plant Project. If AET elects to participate in a Plant Project, then AET shall pay its ownership interest percentage of: (a) all capital costs set forth in the AFE pertaining to the Plant Project and (b) all operating and maintenance costs associated with the Plant Project.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.



ADVANCED EXTRACTION TECHNOLOGIES, INC.          GATEWAY PROCESSING COMPANY

By:                                             By:
   -----------------------------------              ----------------------------
             Earl P. Hoffman                               Michael T. Fadden
             President and CEO                             President and CEO

                                     ANNEX I

                             MEHRA GAS TREATING UNIT



     A Mehra Gas Treating Unit is a process unit that uses non-cryogenic, absorption-based Mehra Processsm technology to: 1) reject nitrogen from natural gas; 2) flexibly recover ethane, propane, butane and heavier hydrocarbons from natural gas; and 3) recover concentrated helium from natural gas. Figure 1 is a simplified flow plan of the Hugoton Demonstration Unit which is a typical embodiment of a Mehra Gas Treating Unit for nitrogen rejection.

     Referring to Figure 1, the natural gas feed entering the unit is dried by contacting it with ethylene glycol which absorbs water vapor. The natural gas/glycol mixture is cooled in coolers. During cooling hydrocarbon liquids condense out of the natural gas. The natural gas stream is passed through a separator where a wet glycol stream and a condensed hydrocarbon stream are separated from the natural gas stream. The wet glycol stream is conveyed through a glycol reboiler where water is boiled out of the glycol and the dry glycol is recycled back into the incoming natural gas feed stream. The recovered hydrocarbon liquids can be sold for fuel or chemical feed or fed into the natural gas product stream, as market conditions dictate.

     The uncondensed gases from the separator are fed into the absorber where they are contacted with lean solvent. The solvent absorbs methane and higher hydrocarbons from the feed and leaves the absorber as the rich solvent absorber bottoms stream. Nitrogen, and helium if present, leaves the tower in the absorber overhead gas stream.

     The rich solvent absorber bottoms stream is flashed to reduced pressure in the first flash drum. The flash gas from the first flash drum is compressed and fed into the bottom of the absorber as the absorber stripping gas. The bottoms stream from the first flash drum is conveyed to reduced pressure through one or more additional flash drums in series. The flash-regenerated solvent stream from the last flash drum is pumped through a cooler and then fed into the absorber as the lean solvent stream. No heat is added to the flashing solvent.

     The overhead gas streams from the additional flash drums are compressed and combined to form the natural gas product stream.

     The Unit includes a refrigeration system to provide refrigerant for coolers in the Unit.

     The feed is cooled by heat exchange against cold product streams leaving the unit to reduce refrigeration power consumption.

     Any helium in the natural gas feed leaves the process in the absorber overhead gas stream along with nitrogen. Helium can be concentrated and recovered by feeding the absorber gas stream into a Helium Recovery Unit before releasing the stream to the atmosphere.

     There are several options that can be added to the Mehra Gas Treating Unit. An expander can be installed in the absorber overhead line to recover shaft work from letting the pressure of the absorber overhead stream down to exit pressure. Turbines can be installed upstream of the flash drums to recover shaft work from the flashing solvent streams.

     It is contemplated that Mehra Gas Treating Units will be constructed in sections with each section built on a skid module which can be transported over land by rail or truck. It is contemplated that the Mehra Process Sections will be standardized with only minor modifications, not including changes in the P&ID's, required to adapt the Unit to a specific application. The gas and refrigeration compressors will be mounted on their respective skids. The remaining equipment comprised of flash drums, separators and exchangers will also be skid mounted. It is likely that the absorber column will be installed off-skid. If a helium recovery section is specified it will be mounted separately on additional skids. These sections will be built in factories and transported to the Unit site where the sections will be placed on foundations, connected and supplied with utilities. The Mehra Process module will be built in a vendor factory to meet the certified Process Design Basis Package. The refrigeration and compressor modules will be fabricated by suitable equipment vendors to meet duty specifications which meet the requirements of the certified Process Design Basis Package.

     A Mehra Gas Treating Unit may consist of one or more standardized Mehra Process Sections operating in parallel. However, it is contemplated that only one refrigeration and one compressor module sized to service all the Mehra Process Sections in the Unit will be provided. Additional feed gas compression and acid gas removal facilities may be provided as necessary for a specific application of the Mehra Gas Treating Unit. Liquid product stabilization system may additionally be provided.

                                [GRAPHIC OMITTED]

                                    FIGURE I

                           HUGOTON DEMONSTRATION UNIT

                                    ANNEX II

                     U.S. PATENTS INCLUDED IN PATENT RIGHTS



                    Patent Number                     Issue Date
                    -------------                     ----------
                    4,511,381                         Apr. 16, 1985
                    4,526,594                         Jul. 2, 1985
                    4,578,094                         Mar. 25, 1986
                    4,617,038                         Oct. 14, 1986
                    4,623,371                         Nov. 18, 1986
                    4,680,042                         Jul. 14, 1987
                    4,692,179                         Sep. 8, 1987
                    4,695,672                         Sep. 22, 1987
                    4,696,688                         Sep. 29, 1987
                    4,832,718                         May 23, 1989
                    4,883,514                         Nov. 28, 1989
                    4,883,515                         Nov. 28, 1989
                    5,224,350                         Jul. 6, 1993
                    5,551,972                         Sep. 3, 1996
                    S/N 10/315,745                    Filed Dec. 10, 2002*


* Approved, awaiting patent number assignment.

                                    ANNEX III

                             MEHRA GAS TREATING UNIT

                                    KNOW-HOW

     Following is a listing of confidential subject areas considered to be Know-How, for which all written documents shall be marked "Confidential".

     1.   Solvents and solvent selection criteria.

     2.   Flow sheet configurations and heat and material balances.

     3. Criteria adapting and optimizing process designs for specific applications.

     4.   Criteria for selecting process options.

     5. Mass transfer efficiency data for various types of trays and packings used in Mehra Process towers and flash drums.

     6.   Heat transfer coefficients of heat exchangers.

     7.   Instrumentation systems used to control and monitor Units.

     8.   Systems used to control solvent inventory and minimize solvent losses.

     9.   Design and equipment specifications.

     10.  Operating manuals.

                                    ANNEX IV

                             MEHRA GAS TREATING UNIT

                               DUTY SPECIFICATIONS

     1.   Natural gas feed rate, Standard Cubic Feet per day.

     2.   Feed inlet composition, pressure and temperature.

     3. Composition (heating value), moisture content, hydrocarbon dewpoint, pressure and temperature of upgraded sales gas at battery limits.

     4.   Specifications of other product streams at battery limits.

     5.   Fraction of methane and byproducts in feed to be recovered.



                          PROCESS DESIGN BASIS PACKAGE

     1. Process design flow plans showing major equipment and key control systems.

     2.   Material and energy balance with stream temperatures and pressures.

     3. Process description and design considerations based on operating experience.

     4. Internal specifications for mass transfer units and mass transfer efficiencies for all separations.

     5.   Absorption solvent specifications.

     6. Performance Guarantee parameters for flow capacity, component recovery and energy consumption.